Exhibit 4


                          PURCHASERS' AGREEMENT

            PURCHASERS' AGREEMENT (this "Agreement"), dated as of December 18, 1997, between MAC Music LLC ("MAC") and SK-Palladin Partners, LP ("Palladin"). Each of MAC and Palladin is sometimes referred to herein as a "Purchaser" or, collectively, "Purchasers".

            WHEREAS, MAC and Palladin are parties to that certain Investment Agreement, dated as of October 12, 1997, among Platinum Entertainment, Inc. (the "Company"), MAC and Palladin, as amended by the Letter Amendments between the parties dated October 28, 1997, October 30, 1997 and November 26, 1997, and as hereafter further amended from time to time (the "Investment Agreement"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Investment Agreement;

            WHEREAS, pursuant to Section 6.2.5(b) of the Investment Agreement, so long as the Purchasers, or their Affiliates, employees, partners or members hold, in the aggregate, not less than 35% of the Warrant Shares represented immediately following the Closing by the Warrants being sold to each of MAC and Palladin pursuant to the Investment Agreement, the Purchasers shall be entitled to designate (i) four Purchaser Directors to the Board of Directors of the Company and (ii) two Purchaser Directors to each Committee of the Company's Board of Directors (including, without limitation, the executive, audit and compensation committees) ("Committee Members");

            WHEREAS, pursuant to Section 6.2.5(c) of the Investment Agreement, so long as the Purchasers, or their Affiliates, employees, partners or members hold, in the aggregate, not less than 15% of the Warrant Shares represented immediately following the Closing by the Warrants being sold to each of MAC and Palladin pursuant to the Investment Agreement, the Purchasers shall be entitled to designate (i) two Purchaser Directors to the Board of Directors of the Company and (ii) one Committee Member to each Committee;

            WHEREAS, pursuant to Section 6.2.5(d) of the Investment Agreement, under certain enumerated circumstances, the Purchasers shall be entitled to designate additional Purchaser Directors so that the total number of Purchaser Directors constitutes a majority of the Board of Directors of the Company;

            WHEREAS, pursuant to Section 5.1 of the Certificate of Designation for the Series B Preferred Stock (the "Series B Certificate"), if on the fifth anniversary of the Issue Date any shares of Series B Preferred Stock remain outstanding, the holders of shares of Series B Preferred Stock shall have the right, voting separately as a class, to elect eight (8) directors of the Corporation;




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                                                                               2

            WHEREAS, in order to avoid possible conflict between the Purchasers in connection with the designation of Purchaser Directors pursuant to the Investment Agreement or the election of directors pursuant to the Series B Certificate, the parties hereto wish to provide for a mechanism for determining the allocation of Purchaser Director designees as between the Purchasers to the extent the Purchasers have such designation rights pursuant to the Investment Agreement and to agree to vote together in the event that holders of shares of Series B Preferred Stock are entitled to elect directors to the Corporation.

            NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

            1. As long as the Purchasers are entitled to designate four Purchaser Directors and two Committee Members pursuant to Section 6.2.5(b) of the Investment Agreement, each Purchaser will be entitled to designate two Purchaser Directors and one Committee Member to each Committee; provided that:

                  (a) If a Purchaser has sold in the aggregate, pursuant to a registration statement which has been declared effective under the Act or pursuant to Rule 144 or Rule 144A of the Act (each such sale, a "Public Sale"), in excess of 50% of the number of such Purchaser's Warrant Shares, as such number may be adjusted from time to time under Section 6.1 of the Warrant (the "Adjusted Warrant Shares"), then the selling Purchaser shall be entitled to designate only one Purchaser Director (and the other Purchaser shall be entitled to designate three Purchaser Directors) for so long as the ratio of the other Purchaser's Adjusted Warrant Shares not sold in any Public Sale to the selling Purchaser's Adjusted Warrant Shares not sold in any Public Sale is equal to or exceeds two to one (2:1); and

                  (b) If a Purchaser has sold in the aggregate, in one or more Public Sales, in excess of 95% of such Purchaser's Adjusted Warrant Shares, then the selling Purchaser shall not be entitled to designate any Purchaser Director or Committee Member (and the other Purchaser shall be entitled to designate all four Purchaser Directors and both Committee Members) for so long as the ratio of the other Purchaser's Adjusted Warrant Shares not sold in any Public Sale to the selling Purchaser's Adjusted Warrant Shares not sold in any Public Sale is equal to or exceeds two to one (2:1).

            2. As long as the Purchasers are entitled to designate two Purchaser Directors and one Committee Member pursuant to Section 6.2.5(c) of the Investment Agreement, each Purchaser will be entitled to designate one Purchaser Director, and the single Committee Member shall be designated by the Purchaser with the greater number of Adjusted Warrant Shares not sold in any Public Sale; provided that, if a Purchaser has sold in the aggregate, in one or more Public Sales, in excess of 95% of such Purchaser's Adjusted Warrant Shares, then the selling Purchaser shall




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                                                                               3

not be entitled to designate any Purchaser Director (and the other Purchaser shall be entitled to designate both Purchaser Directors) for so long as the ratio of the other Purchaser's Adjusted Warrant Shares not sold in any Public Sale to the selling Purchaser's Adjusted Warrant Shares not sold in any Public Sale is equal to or exceeds two to one (2:1).

            3. As long as the Purchasers are entitled to designate a majority of directors to the Board of Directors of the Company pursuant to Section 6.2.5(d) of the Investment Agreement, each Purchaser will be entitled to designate such number of directors, rounded to the nearest whole number, in direct proportion to the ratio of such Purchaser's number of Adjusted Warrant Shares not sold in any Public Sale to the total number of both Purchasers' Adjusted Warrant Shares not sold in any Public Sale; provided that, notwithstanding anything in this paragraph 3 to the contrary, each Purchaser will be entitled to designate at least one of the directors which the Purchasers are entitled to designate pursuant to Section 6.2.5(d) for so long as such Purchaser has not sold in the aggregate, in one or more Public Sales, in excess of 95% of such Purchaser's Adjusted Warrant Shares.

            4. As long as the holders of the Series B Preferred Stock are entitled to elect eight directors to the Board of Directors of the Company (the "Series B Directors") pursuant to Section 5.1 of the Series B Certificate, each Purchaser agrees to vote all shares of Series B Preferred Stock owned at the time by such Purchaser (and cause to be voted all shares of Series B Stock controlled at the time by such Purchaser) at any meeting of stockholders called for electing directors pursuant to Section 5.1 of the Series B Certificate, or in any written consent executed for such purpose, in favor of the election to the Board of Directors of the Corporation of the Series B Directors designated by each Purchaser in accordance with the following sentence.

            Each Purchaser will be entitled to designate such number of Series B Directors, rounded to the nearest whole number, in direct proportion to the ratio of such Purchaser's number of shares of Series B Preferred Stock ("Series B Shares") not sold in any Public Sale to the total number of both Purchasers' Series B Shares not sold in a Public Sale; PROVIDED THAT, notwithstanding anything in this paragraph 4 to the contrary, each Purchaser will be entitled to designate at least one of the Series B Directors for which the Purchasers are entitled to vote pursuant to Section 5.1 of the Series B Certificate so long as such Purchaser has not sold in the aggregate, in one or more Public Sales, in excess of 95% of such Purchaser's Series B Shares.

            5. This Agreement embodies the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior oral or written agreements, contracts, understandings, correspondence, conversations and memoranda, whether written or oral, between MAC and Palladin, or between their respective agents, representatives, parents, Subsidiaries or Affiliates, with respect to the subject matter hereof.




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            6. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement, shall be effective only if (i) it is made or given in writing and (ii) only in the specific instance and for the specific purpose for which made or given.

            7. This agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

            8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to Agreements made and performed entirely within such State. Each of the parties hereto agrees to submit to the jurisdiction of the State and Federal Courts in the State of New York in any action or proceeding arising out of or relating to this Agreement.




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            9. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                    MAC MUSIC LLC

                                    By:   Alpine Equity Partners L.P.,
                                          Managing Member

                                          By:  Alpine Equity Partners L.L.C.,
                                               General Partner

                                          By:  /s/ Lisa A. Hook
                                               ------------------------
                                               Name:  Lisa A. Hook
                                               Title: Managing Director

                                    By:   Maroley Media Group LLC,
                                          Managing Member

                                          By:  /s/ Andrew B. Lipsher
                                               ------------------------
                                               Name:  Andrew B. Lipsher
                                               Title: Executive Vice President

                                    SK-PALLADIN PARTNERS, LP

                                    By:   SK-Palladin Holdings, LP,
                                          General Partner

                                          By:  SK-Palladin Gen Par, Inc.
                                               General Partner

                                             By:  /s/ Mark J. Schwartz
                                                  ------------------------------
                                                  Name:  Mark J. Schwartz
                                                  Title: President and
                                                         Chief Executive Officer